Calculation of Filing Fee Tables
S-8
F5, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value, under the F5 Inc. 2026 Incentive Award Plan	Other	5,402,119	$ 280.72	$ 1,516,482,845.68	0.0001381	$ 209,426.28
Total Offering Amounts:						$ 1,516,482,845.68		$ 209,426.28
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 209,426.28
Offering Note
[1]	(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock. (2) Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share (a) for shares that may be issued under the F5, Inc. 2026 Incentive Award Plan is estimated to be $280.72, based on the average of the high sales price ($287.14) and the low sales price ($274.29) per share of the registrant's common stock as reported by the NASDAQ Stock Market on March 9, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A